Exhibit 99.1

ConforMIS Initiates Voluntary Recall of Specific Serial Numbers of Patient-Specific Instrumentation for the iUni, iDuo and iTotal Systems

BEDFORD, Mass., August 31, 2015 (GLOBE NEWSWIRE) —ConforMIS, Inc. (NASDAQ: CFMS) today announced that it has initiated a voluntary recall of specific serial numbers of patient-specific instrumentation for its iUni, iDuo, iTotal CR and iTotal PS knee replacement product systems.  ConforMIS has initiated this action in response to three recent complaints of moisture on the patient-specific instrumentation.  In all three cases, the knee replacement procedures were completed without apparent incident and the Company does not believe that the customized knee implants used in these procedures were themselves affected.  While the number of complaints the Company has received is small, and the Company has not received any reports of adverse events related to these complaints to date, the Company initiated this recall voluntarily and is working to resolve the complaints quickly.

Based on an initial assessment, ConforMIS believes that the recalled instrumentation held excess water before undergoing the commonly used ethylene oxide sterilization process and, as a result, may contain small amounts of ethylene glycol residue.  Ethylene glycol residue may form when ethylene oxide comes into contact with water.  ConforMIS has temporarily suspended its use of the ethylene oxide sterilization process and is working expeditiously to investigate the root cause of the excess moisture and evaluate potential corrective and preventative actions.

A total of approximately 950 patient-specific instrumentation sets are affected by this recall, of which approximately 650 sets were used in knee-implant procedures and approximately 300 sets have been shipped but not yet used in scheduled surgeries.  The patient-specific instruments were manufactured and distributed from the Company’s new manufacturing facility between July 18, 2015 and August 28, 2015.  ConforMIS is seeking the return of the approximately 300 knee replacement product systems, which include the patient-specific instrumentation sets.  The Company does not believe that the customized knee implants included with the sets themselves were affected.

ConforMIS is in the process of notifying the affected healthcare facilities of this recall and is arranging for replacement of the recalled products.  ConforMIS will be sending a Customer Notification letter to each affected healthcare facility detailing steps for return of affected products.

The Company expects manufacturing to be substantially reduced in September and possibly October as it completes its investigation and executes a plan of resolution.  The Company maintains a validated, alternative sterilization process that it already uses in the production of certain of the Company’s implants and instruments and plans to increase its reliance on this alternative process until it has completed its investigation and taken all necessary corrective action.  This alternative sterilization process has significantly limited capacity as compared to the ethylene oxide sterilization process.  The Company expects that the combined impacts of the recalled products which were shipped but not used, the lower production capacity over the period of investigation and resolution and the potential commercial disruption will have a negative effect on its sales.  Assuming the effects of these factors, the Company is revising its guidance for the fiscal year 2015 as it now expects total revenue for the full year 2015 in a range of $64 million to $66 million, representing year-over-year growth of 33% to 37% on a reported basis and 39% to 43% on a constant currency basis.  This revised revenue guidance is a reduction of $8 million as compared to the previous revenue guidance in a range of $72 million to $74 million.

About ConforMIS, Inc.

ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient’s unique anatomy.  ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital.  In recent clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.  ConforMIS owns or exclusively in-licenses approximately 470 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.

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Constant Currency

The Company provides certain information regarding the Company’s current or projected financial results on a “constant currency basis.” This information estimates the impact of changes in foreign currency rates on the translation of the Company’s current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Cautionary Statement Regarding Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for ConforMIS, including statements about ConforMIS’s analysis of recent product complaints and the source of the potential contamination of the sets , expectations regarding its manufacturing interruption, strategy, future operations, future financial position and results and expected market growth, including expectations regarding the potential impact and advantages of using customized implants, total revenue and revenue mix by product and geography, product gross margin and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. ConforMIS may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes as a result of a variety of risks and uncertainties, including risks related to its estimates regarding the expected scope of its recall, the duration of its manufacturing interruption, the impact of its manufacturing interruption on its financial results, potential market opportunity for its current and future products, its expectations regarding its sales, expenses, gross margins and other results of operations, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent ConforMIS’s views as of the date hereof. ConforMIS anticipates that subsequent events and developments may cause ConforMIS’s views to change. However, while ConforMIS may elect to update these forward-looking statements at some point in the future, ConforMIS specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing ConforMIS’s views as of any date subsequent to the date hereof.

Investor contact

Oksana Bradley

ir@conformis.com

(781) 374-5598